Exhibit 99.1

Imperva Completes the Acquisition of Prevoty

REDWOOD SHORES, Calif. – August 13, 2018 – Imperva, Inc. (NASDAQ: IMPV), a leading global provider of best-in-class cybersecurity solutions on premises, in the cloud, and across hybrid environments, announced it completed its acquisition of Prevoty, Inc. a leader in Runtime Application Self-Protection, on Thursday, August 9.

“We are excited to welcome the Prevoty team to Imperva,” said Chris Hylen, president and CEO of Imperva. “Together we will set the bar for application and data protection while also advancing our mission, strategy and priorities. Prevoty complements current Imperva application, data and insights offerings that will enable us to deliver compelling, comprehensive solutions to keep our customers’ data and applications safe from cybercriminals.”

The combination of Imperva and Prevoty will expand customers’ security capabilities and their visibility into how applications are accessed, what happens within the applications, and how applications and users interact with data. With this expanded view across their business assets, customers will have deeper insights to help them understand and mitigate security risk.

With the acquisition now closed, Prevoty CEO Julien Bellanger reports to Eldad Chai, SVP of Product Management. The Prevoty team joins Imperva under Julien’s leadership.

Disclosure of non-stockholder approved employment inducement grants made in reliance on NASDAQ rules: In accordance with Nasdaq Listing Rule 5635(c), Imperva has granted equity awards under its Amended and Restated 2015 Equity Inducement Plan to the new employees who joined Imperva in connection with the acquisition. Imperva granted a total of 84,408 restricted stock units to 39 employees. 49,820 of the restricted stock units will vest over four years with 25 percent vesting on the first anniversary of the vesting commencement date and the remaining 75 percent vesting quarterly in equal installments, subject to the employees’ continued service to Imperva through each applicable vesting date. 34,588 of the restricted stock units will vest over three and a half years with approximately 38 percent vesting on the first anniversary of the vesting commencement date and the remaining 62 percent vesting quarterly in equal installments until fully vested, subject to the employees’ continued service to Imperva through each applicable vesting date. The employees who received restricted stock units joined Imperva as a result of the acquisition and none are executive officers of Imperva.

Forward-Looking Statements

This press release contains forward-looking statements, including without limitation those regarding the company’s beliefs about the benefits to Imperva and its customers of the Prevoty acquisition and the combined vision to lead the world’s fight to keep data and applications safe from cybercriminals. These forward-looking statements are subject to material risks and uncertainties that may cause actual results to differ substantially from expectations including that the company may not be able to successfully integrate Prevoty; customers may not accept, or may not demand, the capabilities of the combined companies to the degree that Imperva anticipates; customers may focus their additional cybersecurity spending on other technologies or addressing other risks; and other risks detailed under the caption “Risk Factors” in the company’s Form 10-Q filed with the Securities and Exchange Commission, or the SEC, on August 3, 2018 and the company’s other SEC filings. You can obtain copies of the company’s SEC filings on the SEC’s website at www.sec.gov.

The foregoing information represents the company’s outlook only as of the date of this press release, and Imperva undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, new developments or otherwise.

About Imperva

Imperva® is a leading cybersecurity company that delivers best-in-class solutions to protect data and applications – wherever they reside – on-premises, in the cloud, and across hybrid environments. The company’s Incapsula, SecureSphere, and CounterBreach product lines help organizations protect websites, applications, APIs, and databases from cyberattacks while ensuring compliance. Imperva innovates using data, analytics, and insights from our experts and our community to deliver simple, effective and enduring solutions that protect our customers from cybercriminals. Learn more at www.imperva.com, our blog, or Twitter.

© 2018 Imperva, Inc. All rights reserved. Imperva, the Imperva logo, CounterBreach, Incapsula, SecureSphere, ThreatRadar, Camouflage along with its design and Prevoty are trademarks of Imperva, Inc. or its subsidiaries.

Contacts

Imperva

Tami Casey

tami.casey@imperva.com

or

Eskenzi PR

Lucy Harvey

lucy@eskenzipr.com